UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 1, 2010

GENVEC, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-24469	23-2705690
(State or other jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

65 West Watkins Mill Road, Gaithersburg, Maryland	20878
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(240) 632 0740

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Section 8 – Other Items.

Item 8.01 Other Events.

On February 1, 2010, GenVec, Inc., a Delaware corporation (“GenVec”), closed its previously announced registered offering of 14,000,000 shares of its common stock (the “Shares”), par value $0.001 per share (“Common Stock”), and warrants (the “Warrants”) to purchase up to an aggregate of 4,200,000 shares of Common Stock (the “Offering”). The Shares and the Warrants were sold in units (“Units”) at a price of $2.00 per Unit, with each Unit consisting of one share of Common Stock and 0.30 of a Warrant to purchase one share of Common Stock at an exercise price of $2.75 per share. The Shares and the Warrants were issued separately. The Warrants are immediately exercisable, have a five year term from the date of issuance and include provisions providing for adjustments to the number of shares exercisable thereunder upon stock dividends, stock splits and similar events.

The gross proceeds of the offering were $28.0 million and net proceeds, after deducting the placement agents’ fees and estimated offering expenses payable by GenVec, are expected to be approximately $26.2 million.  GenVec will use the net proceeds from the Offering to complete the development of the Company's lead clinical program,  TNFerade™, through the filing of a Biological License Application for TNFerade's use in locally advanced pancreatic cancer, and other general corporate purposes.

Roth Capital Partners, LLC and Merriman Curhan Ford & Co. acted as the exclusive placement agents for the Offering.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENVEC, INC.

Date: February 2, 2010	By:	/s/ DOUGLAS J. SWIRSKY
Douglas J. Swirsky
Senior Vice President, Chief Financial Officer, Treasurer and Corporate Secretary